EXHIBIT XI
                            U.S.B. HOLDING CO., INC.
                        COMPUTATION OF EARNINGS PER SHARE

                    FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                          Three Months Ended
                                                            March 31, 1998
                                                          ------------------
                                                      (000's, except share data)

Weighted average number of shares outstanding                  12,438,109

Assuming exercise of options reduced by
  the number of shares which could have
  been purchased with the proceeds from
  exercise of such options                                      1,284,378
                                                              -----------

Adjusted weighted average shares                               13,722,487
                                                              -----------

Net income                                                    $     2,951

Less: Preferred stock dividend requirements                            --
                                                              -----------

Net income available to common shareholders                   $     2,951
                                                              ===========

Basic earnings per share                                      $       .24
                                                              ===========

Diluted earnings per share                                    $       .22
                                                              ===========